Filed Pursuant to Rule 424(b)(3)
Registration No.  333-199886

MIDWAY GOLD CORP.

$50,000,000 Common Shares Warrants Units Rights

Midway Gold Corp. may offer and sell, from time to time, up to $50,000,000 aggregate initial offering price of the Company’s common shares, without par value (which we refer to as “Common Shares”), warrants to purchase Common Shares (which we refer to as “Warrants”), rights to purchase Common Shares or other securities of the Company (which we refer to as “Rights”) or any combination thereof (which we refer to as “Units”) in one or more transactions under this Prospectus (which we refer to as the “Prospectus”).  The Company may also offer under this Prospectus any Common Shares issuable upon the exercise of Warrants and any Common Shares or other securities of the Company issuable upon the exercise of Rights.  Collectively, the Common Shares, Warrants, Rights, Common Shares issuable upon exercise of the Warrants, Common Shares or other securities of the Company issuable upon the exercise of Rights, and Units are referred to as the “Securities”.

This Prospectus provides you with a general description of the Securities that we may offer.  Each time we offer Securities, we will provide you with a prospectus supplement (which we refer to as the “Prospectus Supplement”) that describes specific information about the particular Securities being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and the Prospectus Supplement, together with any additional information which is incorporated by reference into this Prospectus and the Prospectus Supplement.  This Prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time we offer Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.

The Common Shares are traded on the NYSE MKT LLC (which we refer to as the “NYSE MKT”) and on the Toronto Stock Exchange (which we refer to as the “TSX”) under the symbol “MDW”. On January 26, 2015, the last reported sale price of the Common Shares on the NYSE MKT was $0.75 per Common Share and on the TSX was Cdn$0.94 per Common Share. There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities purchased under this Prospectus.  This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation.  See “Risk Factors and Uncertainties”.

Investing in the Securities involves risks.  See “Risk Factors and Uncertainties” on page 6.

These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus.   Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS JANUARY 28, 2015.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
SUMMARY	2
RISK FACTORS AND UNCERTAINTIES	6
DOCUMENTS INCORPORATED BY REFERENCE	21
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	23
CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES	25
PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA	26
USE OF PROCEEDS	26
DESCRIPTION OF COMMON SHARES	26
DESCRIPTION OF WARRANTS	27
DESCRIPTION OF RIGHTS	29
DESCRIPTION OF UNITS	30
PLAN OF DISTRIBUTION	31
INTERESTS OF NAMED EXPERTS AND COUNSEL	32
TRANSFER AGENT AND REGISTRAR	32
EXPERTS	32
WHERE YOU CAN FIND MORE INFORMATION	33

ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process.  Under this shelf registration process, we may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $50,000,000. This Prospectus provides you with a general description of the Securities that we may offer. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms of the offering; (ii) in the case of Warrants, the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; (iii) in the case of Rights, the designation, number and terms of the Common Shares or other securities of the Company purchasable upon exercise of the Rights, any procedures that will result in the adjustment of these numbers, the date of determining the shareholders entitled to the Rights distribution, the exercise price, the dates and periods of exercise, the currency in which the Rights are issued and any other terms specific to the Rights being offered; and (iv) in the case of Units, the designation, number and terms of the Securities comprising the Units.  A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market.  Such transactions, if commenced, may be interrupted or discontinued at any time.  See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein and therein by reference under “Documents Incorporated by Reference”, any free writing prospectus and the additional information described below under “Where You Can Find More Information.”

Owning securities may subject you to tax consequences both in Canada and the United States.  This Prospectus or any applicable Prospectus Supplement does not describe these tax consequences fully.  You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law.  This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities.  Our business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Midway,” “Company,” “we,” “us” or “our” refer to Midway Gold Corp., either alone or together with its subsidiaries as the context requires.

SUMMARY

The Company

We are a development stage company engaged in the acquisition, exploration, and development of gold and silver mineral properties in North America. Our mineral properties are located in Nevada and Washington. Our Pan gold project (which we refer to as the “Pan Project”) is in the development stage and currently under construction, which is expected to allow us to transition from a development stage company to a gold production company. The Gold Rock, Tonopah and Golden Eagle gold properties are exploratory stage projects and have identified gold mineralization. The Spring Valley property has become subject to a joint venture agreement with Barrick Gold Exploration Inc.

We have completed our technical, engineering, permitting and economic studies on our Pan Project. Construction officially began on January 14, 2014.

We do not currently produce gold and do not currently generate operating earnings. To date, funding to explore and develop our gold properties and to operate the Company has been through equity and debt financings. We expect to continue to raise capital through additional equity and/or debt financings and through the exercise of stock options until we are able to generate earnings through operations.

Our registered office in Canada is located at 1000 – 840 Howe Street, Vancouver, British Columbia V6Z 2M1. Our principal executive and head office in the United States is located at 8310 South Valley Highway, Suite 280, Englewood, Colorado 80112, U.S.A. and our telephone number is (720) 979-0900.  We maintain a website at www.midwaygold.com and through a link on our website you can view the periodic filings that we make with the SEC.  Information contained on our website is not incorporated into this Prospectus.

Recent Developments

Selection of Ledcor as Mining Contractor for Pan Project

On May 19, 2014, we selected Ledcor CMI, Inc. (which we refer to as “Ledcor”) as the mining contractor at the Pan Project. Ledcor agreed, among other things, that during the early years of operation, Ledcor will provide all mining-related services, including manpower and equipment for the Pan Project. The term of the agreement between our Company and Ledcor extends for five years. Ledcor will be responsible for drilling, blasting, loading and hauling ore to the leach pad for processing by our Company.

Bought Deal Financing

On June 6, 2014, we closed a public offering in the United States and Canada on a bought deal basis (which we refer to as the “Base Offering”) of 30,121,000 Common Shares (which we refer to as the “Base Shares”) at a price of $0.83 per Offered Share (which we refer to as the “Offering Price”) for gross proceeds of $25,000,430. On June 17, 2014, we closed the over-allotment of the Base Offering (which we refer to as the “Over-Allotment Offering” and, together with the Base Offering, the “Offering”) and issued an additional 3,012,100 Common Shares (which we refer to, together with the Base Shares, as the “Offered Shares”) at the Offering Price for gross proceeds of $2,500,043.

Pursuant to our Articles (which we refer to as the “Articles”), we may not issue Common Shares in an equity financing for a per Common Share price of less than $1.85 without the consent of the holders of the Company's Series A Preferred Shares (which we refer to as the “Series A Preferred Shareholders”).

On May 14, 2014, we obtained the consent (which we refer to as the “Consent”) of the Series A Preferred Shareholders with respect to the issuance of the Offered Shares in connection with the Offering. As consideration for obtaining the Consent and to compensate the Series A Preferred Shareholders for the dilution that they suffered as a result of the Offering, we agreed to issue 3,816,143 Common Shares (the “Fee Shares”) to the Series A Preferred Shareholders which represents a consent fee equal to $3,167,399, at a deemed price per Fee Share equal to the Offering Price.

Concurrently with the closing of the Base Offering, we issued 3,434,478 Fee Shares to the Series A Preferred Shareholders and concurrently with the closing of the Over-Allotment Offering, we issued 381,669 Fee Shares to the Series A Preferred Shareholders. The Fee Shares were not issued as part of the Offering and have not been registered under the United States Securities Act of 1933, as amended (which we refer to as the “Securities Act”). The issuance of the Fee Shares was exempt from registration under Section 4(a)(2) of the Securities Act. The Series A Preferred Shareholders are institutional “accredited investors” (as defined in Rule 501(a) of Regulation D of the Securities Act).

CBA Debt Facilities

On July 18, 2014, our subsidiary MDW Pan LLP, as borrower (which we refer to as “MDW”) entered into a credit agreement (which we refer to as the “Credit Agreement”) with Commonwealth Bank of Australia (which we refer to as “CBA”), as administrative agent, collateral agent and the initial lender for the purpose of establishing an aggregate $55 million senior secured credit facility consisting of, (i) a $45 million project finance facility (which we refer to as the “Project Finance Facility”) and (ii) a $10 million cost overrun facility (which we refer to as the “Overrun Facility” together with the Project Finance Facility is collectively referred to herein as, the “Debt Facilities”). The Debt Facilities will initially be secured by substantially all of the assets of the Company, and its subsidiaries, including MDW which consists solely of the Pan Project.

Our ability to draw on the Project Finance Facility is subject to certain conditions precedent which, include, but are not limited to, establishing an un-margined hedging program (which we refer to as the “Hedging Program”) through CBA, which provides downside protection for the Company’s debt.  On October 7, 2014, we satisfied the Hedging Program requirements under the Project Financing Facility.  Pursuant to the Hedging Program, we committed to deliver to CBA, at a flat forward price of $1,200/oz, 80,500 ounces of gold over a twenty-three month period commencing in May 2015.  The Hedging Program represents approximately 13% of the Pan Project’s anticipated life-of-mine production based on the current reserve base.

Our ability to receive distributions from the Pan Project for corporate general and administrative expenses, and other non-Pan expenditures is contingent upon satisfying certain conditions precedent and achieving various economic completion tests relating to, but not limited to, mine production, recoveries, sales, costs and sustainability over a three-month period. Economic completion must be achieved by September 30, 2015. There can be no assurance that we will ever achieve economic completion.

On October 3, 2014, MDW entered into an amendment to the Credit Agreement to update the repayment dates and repayment amounts and other clarifying amendments to the Credit Agreement.  On November 26, 2014, MDW entered into another amendment to the Credit Agreement to, among other things, amend the definitions of certain terms, update the aggregate amount of the senior secured non‑revolving term credit facilities, update the principal repayment dates and repayment amounts, update and make other clarifying amendments to the Credit Agreement..

The foregoing description of the Debt Facilities is qualified in its entirety by the complete terms of the Credit Agreement which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 24, 2014. There can be no assurance that we will be able to draw on the Debt Facilities. See “Risk Factors and Uncertainties – Risks Related to the Debt Facilities” below.

CEO and Chairman of the Board’s Retirement

On August 5, 2014, Mr. Kenneth Brunk informed the Board that he would be retiring as our President, Chairman of the Board and Chief Executive Officer. Mr. Brunk’s retirement was not the result of any disputes with the Company.   Mr. Brunk’s retirement became effective on December 10, 2014 and his retirement from the Board became effective on December 11, 2014.  See “Recent Developments – Appointment of  President and CEO” below.

Indemnification Agreements

On August 18, 2014, the Company approved Indemnification Agreements (each, an “Indemnification Agreement” and collectively, the “Indemnification Agreements”) with each of the Company’s directors and officers (each, an “Eligible Party”).  The Indemnification Agreements provide, among other things, that each Eligible Party shall be indemnified to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Eligible Party in connection with any proceeding by reason of his or her relationship with the Company. In addition, the Indemnification Agreements provide for the advancement of expenses incurred by such Eligible Party in connection with any proceeding covered by the Indemnification Agreements, subject to the conditions set forth therein and to the extent such advancement is not prohibited by law. The Indemnification Agreements also set out the procedures for determining entitlement to indemnification, the requirements relating to notice and defense of claims for which indemnification is sought, the procedures for enforcement of indemnification rights and the limitations on and exclusions from indemnification, and the minimum levels of directors’ and officers’ liability insurance to be maintained by the Company.

Dr. Newell’s Retirement

On August 18, 2014, Roger Newell retired from our board of directors (which we refer to as the “Board”). Dr. Newell’s retirement was not the result of any disagreement with the Company. In connection with Dr. Newell’s retirement, the Company and Dr. Newell entered into an advisory agreement (which we refer to as the “Advisory Agreement”) dated August 18, 2014. Pursuant to the Advisory Agreement, for a period of one year from the effective date of the Advisory Agreement, Dr. Newell agreed to provide the Company with advisory services including, but not limited to, technical or commercial advice regarding mining properties and assistance at the request and direction of our management, provide general advice regarding prevailing commercial practices and industry trends and assist in special projects as may be reasonably assigned by our management. Pursuant to the Advisory Agreement, we agreed to compensate Dr. Newell $4,166.67 per month and shall reimburse Dr. Newell for reasonable and necessary registration fees, membership fees, travel, transportation and lodging expenses and other expenses up to a maximum amount of $20,000.00 per year.

Appointment of Chairman of the Board

On August 18, 2014, Timothy J. Haddon was appointed to the Board to serve as Chairman of the Board and to serve on the Company’s Environment, Health and Safety Committee and the Executive Search Committee

.Appointment of President and CEO

On October 15, 2014, the Company announced that William M. Zisch would be joining the Company as President and Chief Executive Officer. Mr. Zisch succeeded Kenneth Brunk, the Company's retiring President and Chief Executive Officer. Mr. Brunk remained a director and the Company’s President and Chief Executive Officer until Mr. Zisch’s appointment as President and Chief Executive Officer became effective on December 10, 2014 to insure a smooth transition and his appointment as a director become effective on December 11, 2014.

Mr. Klein’s Resignation and Mr. Anderson’s Appointment to the Board

On November 4, 2014, Nathaniel Klein informed the Board that he was resigning as a member of the Board and as the Series A Preferred Holder Director (as defined herein) effective November 4, 2014. Mr. Klein’s resignation was not the result of any disputes with the Company.  Concurrently with Mr. Klein’s resignation, Trey Anderson was appointed to serve as the Preferred Holder Director.

Re-Filing Technical Reports

On January 23, 2015, the Company filed amendments to its most recent technical reports (the “Technical Reports”) in relation to the Spring Valley and Gold Rock projects as required in Canada.  These Technical Reports are mandated pursuant to Canadian National Instrument 43-101 (“NI 43-101”) and do not satisfy disclosure standards under SEC Industry Guide 7 in the United States.  Accordingly, on January 28, 2015, the Company furnished these Technical Reports on Form 8-K in the United States to comply with the requirements of Regulation FD.  The amendment to the technical report in relation to the Spring Valley project was prepared and filed in order to properly reflect the presentation of sensitivities at various cut-off grades. The amendment to the technical report in relation to the Gold Rock project was prepared and filed in order to address inconsistencies between the previously filed report and the Company's press release dated May 28, 2014, which inconsistencies occurred as a result of a weakness in the Company's disclosure controls and procedures. In order to ensure that such circumstances do not reoccur, the Company has implemented new disclosure controls and procedures in relation to its technical disclosures under Canadian National Instrument 43-101. These new disclosure controls and procedures require that an internal qualified person or, if unavailable, an independent qualified person, and at least one external qualified person associated with the applicable report, will provide written confirmations to the Company's chief executive officer and chief financial officer prior to the filing of the press release or technical report, as applicable, as follows: (a) in connection with the announcement of a new or updated resource, where such announcement is to be made prior to the filing of a supporting technical report, the certifying qualified persons will provide written confirmation, prior to the issuance of such press release, that the press release has been reviewed and approved by such qualified person and (b) in connection with the filing of the related technical report, the certifying qualified persons will provide written confirmation that the technical disclosure contained in the press release reconciles with the information contained in the technical report. All mineral resources in the Technical Reports have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the SEC Industry Guide 7. NI 43-101 and SEC Industry Guide 7 standards are substantially different.  For more information see “Cautionary Note to U.S. Investors Regarding Resource and Reserve Estimates” below.

The Securities Offered under this Prospectus

We may offer the Common Shares, Warrants, Rights or Units with a total value of up to $50,000,000 from time to time under this Prospectus, together with any applicable Prospectus Supplement and related free writing prospectus, if any, at prices and on terms to be determined by market conditions at the time of offering.  This Prospectus provides you with a general description of the Securities we may offer.  Each time we offer Securities, we will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities, including, to the extent applicable:

•	aggregate offering price;
•
the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms;

•
the record date for shareholders entitled to receive the Rights, the designation, number and terms of the Common Shares or other securities purchasable upon exercise of the Rights, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms;

•	voting or other rights, if any; and
•	important United States and Canadian federal income tax considerations.

A Prospectus Supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this Prospectus or in documents we have incorporated by reference.  However, no Prospectus Supplement or free writing prospectus will offer a security that is not registered and described in this Prospectus at the time of the effectiveness of the registration statement of which this Prospectus is a part.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.

Common Shares

We may offer Common Shares.  Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval.  Subject to the rights of the holders of our Series A Preferred Shares, holders of our Common Shares are entitled to dividends when and if declared by our Board of Directors.  Notwithstanding the foregoing, we are unable to issue our Common Shares or Common Share equivalents for less than $1.85 per Common Share without the consent of the holders of our Series A Preferred Shares.  Our Common Shares are described in greater detail in this Prospectus under “Description of Common Shares.”  Also see “Risks and Uncertainties – Risks Related to Our Securities”.

Warrants

We may offer Warrants for the purchase of Common Shares, in one or more series, from time to time.  We may issue Warrants independently or together with Common Shares and the Warrants may be attached to or separate from such securities.

The Warrants will be evidenced by warrant certificates and may be issued under one or more warrant indentures, which are contracts between us and a warrant trustee for the holders of the Warrants.  In this Prospectus, we have summarized certain general features of the Warrants under “Description of Warrants.”  Also see “Risks and Uncertainties – Risks Related to Our Securities”.  We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Warrants being offered, as well as the complete warrant indentures, if applicable, and warrant certificates that contain the terms of the Warrants.  If applicable, specific warrant indentures will contain additional important terms and provisions and will be filed as exhibits to the registration statement of which this Prospectus is a part, or incorporated by reference from a current report on Form 8-K that we file with the SEC.

Rights

We may offer Rights to our existing shareholders to purchase additional Common Shares or other securities. For any particular Rights, the applicable Prospectus Supplement will describe the terms of such rights and rights agreement including the period during which such Rights may be exercised, the manner of exercising such Rights, the transferability of such Rights and the number of Common Shares or other securities that may be purchased in connection with each right and the subscription price for the purchase of such Common Shares or other securities. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any securities not subscribed for in the rights offering by existing shareholders, which will be described in the applicable Prospectus Supplement.  Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank, trust company or transfer agent, as rights agent.

In this Prospectus, we have summarized certain general features of the Rights under “Description of Rights.”  Also see “Risks and Uncertainties – Risks Related to Our Securities”. We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the Rights being offered, as well as the complete Rights certificates that contain the terms of the Rights.  We may evidence each series of rights by rights certificates that we may issue under a separate rights agreement with a rights agent.  If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the rights agreements that describe the terms of the series of Rights we are offering before the issuance of the related series of Rights.

Units

We may offer Units consisting of Common Shares, Warrants and Rights in any combination.  In this Prospectus, we have summarized certain general features of the Units under “Description of Units.” Also see “Risks and Uncertainties – Risks Related to Our Securities”. We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Units being offered.  We may evidence each series of units by unit certificates that we may issue under a separate unit agreement with a unit agent.  If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the unit agreements that describe the terms of the series of Units we are offering before the issuance of the related series of Units.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS AND UNCERTAINTIES

Investing in the Securities involves a high degree of risk.  Prospective investors in a particular offering of Securities should carefully consider the following risks, as well as the other information contained in this Prospectus, any applicable Prospectus Supplement, and the documents incorporated by reference herein before investing in the Securities.  If any of the following risks actually occurs, our business could be materially harmed.   Additional risks and uncertainties, including those of which we are currently unaware or that we deem immaterial, may also adversely affect our business.

Risks Relating to Our Company

Since we have no operating or production history, investors have no basis to evaluate our ability to operate profitably. We were incorporated in 1996 but have had no revenue from operations since our inception. We have no history of producing metals from any of our properties. The majority of our properties are exploration stage properties in various stages of exploration. Our Tonopah, Spring Valley, Golden Eagle, and Gold Rock properties are exploratory stage exploration projects with identified gold mineralization. We now hold a minority interest in our Spring Valley project under a joint venture agreement with Barrick Gold Exploration Inc. Our Pan Project is in the development stage. Advancing properties from exploration into the development stage requires significant capital and time, and successful commercial production from a property, if any, will be subject to completing feasibility studies, permitting and construction of the mine, processing plants, roads, and other related work and infrastructure. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

●	completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient gold reserves to support a commercial mining operation;

●	the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;

●	the availability and costs of drill equipment, exploration personnel, skilled labor and mining and processing equipment, if required;

●	compliance with environmental and other governmental approval and permit requirements;

●	the availability of funds to finance exploration, development and construction activities, as warranted;

●	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities;

●	potential increases in exploration, construction and operating costs due to changes in the cost of fuel, power, materials and supplies; and

●	potential shortages of mineral processing, construction and other facilities related supplies.

The costs, timing and complexities of exploration, development and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies. It is common in exploration and development programs to experience unexpected problems and delays during drill programs and, development, construction and mine start-up. Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our properties.

We have a history of losses, negative operating cash flow and may continue to incur losses in the future. We have incurred losses since inception, have negative cash flow from operating activities and expect to continue to incur losses in the future. We incurred the following operating losses during each of the following periods:

●	Cdn$17,380,100 for the year ended December 31, 2013;

●	Cdn$14,734,063 for the year ended December 31, 2012; and

●	Cdn$18,615,682 for the year ended December 31, 2011.

We had an accumulated deficit of Cdn$83,990,445 as of December 31, 2013. We may continue to incur losses until such time as one of our properties enters into commercial production and generates sufficient revenues to fund continuing operations.

Increased costs could affect our financial condition. We anticipate that costs at our projects that we may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, as applicable, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, rubber, and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses. Exploration for and the production of minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Our operations are, and any future development or mining operations we may conduct will be, subject to all of the operating hazards and risks normally incidental to exploring for and development of mineral properties, such as, but not limited to:

●	economically insufficient mineralized material;

●	the ability to find sufficient gold reserves to support a profitable mining operation;

●	fluctuation in production costs that make mining uneconomical;

●	labor disputes;

●	unanticipated variations in grade and other geologic problems;

●	environmental hazards;

●	water conditions;

●	difficult surface or underground conditions;

●	industrial accidents;

●	metallurgic and other processing problems;

●	mechanical and equipment performance problems;

●	failure of pit walls or dams;

●	unusual or unexpected rock formations;

●	personal injury, fire, flooding, cave-ins and landslides; and

●	decrease in the value of mineralized material due to lower gold and silver prices.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues and production dates. We currently have limited insurance to guard against some of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests. All of these factors may result in losses in relation to amounts spent which are not recoverable, or result in additional expenses.

We have no history of producing metals from our current mineral properties; there can be no assurance that we will successfully establish mining operations or profitably produce precious metals. We have no history of producing metals from our current mineral properties. We do not produce gold and do not currently generate operating earnings. While we seek to move our Pan Project into production, such efforts will be subject to all of the risks associated with establishing new mining operations and business enterprises, including:

●	the timing and cost, which are considerable, of the construction of mining and processing facilities;

●	the ability to find sufficient gold reserves to support a profitable mining operation;

●	the availability and costs of skilled labor and mining equipment;

●	compliance with environmental and other governmental approval and permit requirements;

●	the availability of funds to finance construction and development activities;

●	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants that may delay or prevent development activities; and

●	potential increases in construction and operating costs due to changes in the cost of labor, fuel, power, materials and supplies.

The costs, timing and complexities of mine construction and development may be increased by the remote location of our properties. It is common in new mining operations to experience unexpected problems and delays during construction, development and mine start-up. In addition, our management will need to be expanded. This could result in delays in the commencement of mineral production and increased costs of production. Accordingly, we cannot assure you that our activities will result in profitable mining operations or that we will successfully establish mining operations.

There may be delays in construction on our Pan Project. Delays in construction could result from factors such as availability and performance of engineering and construction contractors, suppliers and consultants; availability of required equipment and receipt of required governmental approvals. Any delay in performance by any one or more of the contractors, suppliers, consultants or other persons on which we depend, or insufficient financing, or lack of availability of required equipment, or delay or failure to receive required governmental approvals, could delay mining operations at the Pan Project. There can be no assurance that the necessary personnel, equipment or supplies will be available.

Our mineralization figures are estimates based on interpretation and assumptions and our properties may yield less mineral production under actual conditions than is currently estimated. Unless otherwise indicated, mineralization figures presented in this Prospectus and in our filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by independent geologists and mining engineers. When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineral reserves and grades of mineralization on our properties. Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only.

Estimates can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that:

●	these estimates will be accurate;

●	resource or other mineralization estimates will be accurate; or

●	this mineralization can be mined or processed profitably.

Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital. As we have not completed feasibility studies on all of our properties and have not commenced actual production, mineralization resource estimates may require adjustments or downward revisions. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by our feasibility studies and drill results. Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

The resource estimates contained in this Prospectus have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for gold, silver or other commodities may render portions of our mineralization and resource estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability determinations we reach. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our share price and the value of our properties.

There are differences in U.S. and Canadian practices for reporting reserves and resources. Our reserve and resource estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report reserves and resources in accordance with Canadian practices. These practices are different from the practices used to report reserve and resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report measured, indicated and inferred mineral resources, which are generally not permitted in disclosure filed with the SEC by United States issuers. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into reserves.

Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report “resources” as in place, tonnage and grade without reference to unit measures.

Accordingly, information concerning descriptions of mineralization, reserves and resources contained in this Prospectus, or in the documents incorporated herein by reference, may not be comparable to information made public by other United States companies subject to the reporting and disclosure requirements of the SEC.

Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop our properties and our investments in exploration. Our long-term success depends on our ability to identify mineral deposits on our existing properties and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labor. The success of gold, silver and other commodity exploration is determined in part by the following factors:

●	the identification of potential mineralization based on surficial analysis;

●	availability of government-granted exploration permits;

●	the quality of our management and our geological and technical expertise; and

●	the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of our securities and the ability to raise future financing.

We may encounter archaeological issues and claims relating to our Tonopah property, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place our Tonopah property into commercial production, if warranted. Our exploration and development activities may be delayed due to the designation of a portion of the Tonopah property as a site of archaeological significance.

A cultural inventory of the Tonopah project has identified a prehistoric site associated with a dune field in the Ralston Valley, adjacent to the Tonopah property. An intensive cultural and geomorphologic inspection was conducted of the project area to determine archaeologically significant areas. Techniques and methods used during the inventory were sufficient to identify most cultural resources and features in the area. Should significant surface disturbance be planned at the Tonopah project, a complete archaeological inventory and evaluation would be required, including the possibility of documenting and curating the site.

Our Tonopah property is in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted. The Tonopah property lies within a basin from which the town of Tonopah obtains its municipal water supply. To date, our exploration activities have not been restricted due to the proximity of the activities to this basin. As our exploration and development activities expand, there is an increased risk that the activities may interfere with the water supply. As part of the mining development work on the Tonopah property, we completed a hydrologic review of the basin and will establish a strategy for preventing exploration and development activities from interfering with the water supply. Any damage to, or contamination of, the water supply caused by our activities could result in us incurring significant liability. We cannot predict the magnitude of such liability or the impact of such liability on our business, prospects or financial condition. We applied for water right permits in the Ralston Basin, which is currently under protest by the town of Tonopah. We are currently negotiating with the town about any future pumping of water in the basin. We are currently reviewing and negotiating dewatering options with the town of Tonopah that would be agreeable and beneficial for both parties. If we are not able to secure dewatering rights for the Tonopah project, the project may be restricted and could affect our ability to place the property into commercial production, if warranted.

The volatility of the price of gold and silver could adversely affect our future operations and, if warranted, our ability to develop our properties. The potential for profitability of our operations, the value of our properties, the market price of our common stock and our ability to raise funding to conduct continued exploration and development, if warranted, are directly related to the market price of gold, silver and other precious metals. Our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before the first revenue from production would be received. A decrease in the price of gold and silver may prevent our property from being economically mined or result in the write-off of assets whose value is impaired as a result of lower gold and silver prices. The price of gold and silver is affected by numerous factors beyond our control, including inflation, fluctuation of the U.S. dollar and foreign currencies, global and regional demand, the sale of gold and silver by central banks, and the political and economic conditions of major gold and silver producing countries throughout the world.

The volatility in gold and silver prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the average annual market prices in U.S. dollars per ounce of gold and silver, based on the daily London P.M. fix, as shown in the table below:

	2014	2013	2012	2011	2010	2009
Gold	$1,265.78	$1,411.23	$1,668.98	$1,571.52	$1,224.53	$972.35
Silver	$19.08	$23.79	$31.15	$35.12	$20.19	$14.67

The volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate. In the event gold prices decline or remain low for prolonged periods of time, we might be unable to develop our properties, which may adversely affect our results of operations, financial performance and cash flows.

We do not maintain insurance with respect to certain high-risk activities, which exposes us to significant risk of loss. Mining operations generally involve a high degree of risk. Hazards such as unusual or unexpected formations or other conditions are often encountered. We may become subject to liability for pollution, cave-ins or hazards against which we cannot insure or against which we cannot maintain insurance at commercially reasonable premiums. Any significant claim would have a material adverse effect on our financial position and prospects. We are not currently covered by any form of environmental liability insurance, or political risk insurance, since insurance against such risks (including liability for pollution) may be prohibitively expensive. We may have to suspend operations or take cost interim compliance measures if we are unable to fully fund the cost of remedying an environmental problem, if it occurs.

We could incur substantial costs or disruptions to our business if we cannot obtain, renew or maintain the necessary authorizations and permits. In order to conduct our operations, we must obtain authorizations and permits from governmental authorities. Delays in obtaining authorizations or permits, failure to obtain an authorization or permit or receipt of an authorization or permit with unreasonable conditions or costs could have a material adverse effect on our ability to develop our gold projects. The failure to obtain necessary permits could result in an impairment of the carrying value of our projects as the project(s) will not have mineral reserves under SEC Industry Guide 7 or National Instrument 43-101 of the Canadian Securities Administrators.

We are subject to significant governmental regulations, which affect our operations and costs of conducting our business. Our current and future operations are and will be governed by laws and regulations, including:

●	laws and regulations governing mineral concession acquisition, prospecting, development, mining and production;

●	laws and regulations related to exports, taxes and fees;

●	labor standards and regulations related to occupational health and mine safety;

●	environmental standards and regulations related to waste disposal, toxic substances, land use and environmental protection; and

●	other matters.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Failure to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. We may be required to compensate those suffering loss or damage by reason of our mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in our operations.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations. All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future changes in these laws or regulations could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

U.S. Federal Laws The Comprehensive Environmental Response, Compensation, and Liability Act (which we refer to as “CERCLA”), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Resource Conservation and Recovery Act (which we refer to as “RCRA”), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (which we refer to as “NEPA”) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (which we refer to as an “EIS”). The United States Environmental Protection Agency (which we refer to as the “EPA”), other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (which we refer to as the “CWA”), and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for any natural resource damage resulting from the release.

The Safe Drinking Water Act (which we refer to as the “SDWA”) and the Underground Injection Control (which we refer to as the “UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Nevada Laws At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires mine operators to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, operators are required to hold Nevada Reclamation Permits. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Legislation has been proposed that would significantly affect the mining industry. Members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the United States General Mining Law of 1872 (which we refer to as the “General Mining Law”). If enacted, such legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Although we cannot predict what legislated royalties might be, the enactment of these proposed bills could adversely affect the potential for development of unpatented mining claims and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our financial performance.

Proposed Expansion of the Duckwater Shoshone Tribe’s Reservation could impact our Gold Rock Site and Permitting. In 2011, the Duckwater Shoshone Tribe indicated that the tribe is seeking to expand the Duckwater Indian Reservation, Nye County, Nevada, from 3,850 acres to 235,000 acres. The Duckwater Shoshone Tribe’s proposed expansion could impact our ability to operate our Gold Rock site and it may impact the enforceability of our land and water permits granted by the Bureau of Land Management that relate to lands within the Duckwater Shoshone Tribe’s proposed expansion area.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, our venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotional, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our operations.

Our Budget/Work Plan Committee requires unanimous approval of all members, which may adversely affect the timing and approval of our annual budgets and work plans. The mandate of the Budget/Work Plan Committee is to review and approve the annual business and financing plans and capital and operating budgets (and any modifications of, or deviations from, such plans or budgets) of our Company. The Budget/Work Plan Committee is comprised of our CEO, who acts as the chair of the committee, and three non-executive directors, one of whom is the Preferred Holder Director (as such term is defined herein). The unanimous vote of all of the members is required for all acts and approvals of the Budget/Work Plan Committee. In the event that unanimous approval of the Budget/Work Plan Committee is not obtained for any matter with which the Budget/Work Plan Committee is authorized under its charter, the Preferred Holder Director and our CEO shall cooperate and work together in good faith to resolve any issues that the Budget/Work Plan Committee has identified as an impediment to their unanimous approval.

A delay in obtaining unanimous approval for our budgets and work plans could adversely affect our business, financial condition, operating results, cash flows and our ability to meet our financial obligations.

Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance, which could have an adverse effect on our stock price. We are subject to changing rules and regulations promulgated by a number of governmental and self-regulated organizations, including the SEC, applicable securities regulatory authorities in Canada, the NYSE MKT, the TSX, applicable Canadian authorities and the Financial Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity and many new requirements have been created in response to laws enacted by Congress, making compliance more difficult and uncertain. For example, on July 21, 2010, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the “Dodd-Frank Act”) with increased disclosure obligations for public companies and mining companies in the United States. Our efforts to comply with the Dodd-Frank Act and other new regulations have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Land reclamation requirements for our properties may be burdensome and expensive. Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

●	control dispersion of potentially deleterious effluents;

●	treat ground and surface water to drinking water standards; and

●	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

We face intense competition in the mining industry. The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete with other gold companies for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop or operate gold projects.

We will require significant additional capital to fund our business plan. We will be required to expend significant funds to determine if additional proven and probable mineral reserves exist at our properties, to continue exploration and if warranted, develop our existing properties and to identify and acquire additional properties to diversify our property portfolio. We have spent and will be required to continue to expend significant amounts of capital for drilling, geological and geochemical analysis, assaying and feasibility studies with regard to the results of our exploration. We may not benefit from some of these investments if we are unable to identify commercially exploitable mineralized material.

Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of gold and other precious metals. We may not be successful in obtaining the required financing, or if we can obtain such financing, such financing may not be on terms that are favorable to us. Failure to obtain such additional financing could result in delay or indefinite postponement of further mining operations or exploration and development and the possible partial or total loss of our potential interest in our properties.

A shortage of equipment and supplies could adversely affect our ability to operate our business. We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our current exploration and development operations and, if warranted, any future development operations, and therefore limit or increase the cost of production.

Joint ventures and other partnerships may expose us to risks. Our Spring Valley property is currently under a joint venture agreement with Barrick Gold Exploration Inc. and, in the future, we may enter into joint ventures or other partnership arrangements with other parties in relation to the exploration, development and production of certain of the properties in which we have an interest. Joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions such as an increase or reduction of registered capital, merger, division, dissolution, amendments of constating documents, and the pledge of joint venture assets, which means that each joint venture party may have a veto right with respect to such decisions which could lead to a deadlock in the operations of the joint venture or partnership. Further, we may be unable to exert control over strategic decisions made in respect of such properties. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the price of our Common Shares.

Our directors and officers may have conflicts of interest as a result of their relationships with other companies. Our directors and officers are also directors, officers and shareholders of other companies that are similarly engaged in the business of acquiring, developing and exploiting natural resource properties. For example, Bradley Blacketor, our Chief Financial Officer, also serves as a director for Kaminak Gold Corporation. Consequently, there is a possibility that our directors and/or officers may be in a position of conflict in the future.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition. We are dependent on a relatively small number of key employees, including our President and Chief Executive Officer and our Chief Financial Officer. The loss of any officer could have an adverse effect on Midway. We have no life insurance on any individual, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

It may be difficult to enforce judgments or bring actions outside the United States against us and certain of our directors. We are a corporation existing under the laws of British Columbia, Canada, and certain of our directors are neither citizens nor residents of the United States. A substantial part of the assets of several of these persons, are located outside the United States. As a result, it may be difficult or impossible for an investor:

●
to enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and us; or

●	to bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and us.

Our results of operations could be affected by currency fluctuations. Our results from operations included in our financial statements are presented in Canadian dollars.  However, our properties are all located in the United States and most costs associated with these properties are paid in U.S. dollars. There can be significant swings in the exchange rate between the U.S. and Canadian dollar. There are no plans at this time to hedge against any exchange rate fluctuations in currencies.

Title to our properties may be subject to other claims, which could affect our property rights and claims. There are risks that title to our properties may be challenged or impugned. Most of our properties are located in Nevada and may be subject to prior unrecorded agreements or transfers or native land claims and title may be affected by undetected defects. There may be valid challenges to the title of our properties which, if successful, could impair development and/or operations. This is particularly the case in respect of those portions of our properties in which we hold our interest solely through a lease with the claim holders, as such interest is substantially based on contract and has been subject to a number of assignments (as opposed to a direct interest in the property).

Several of the mineral rights to our properties consist of “unpatented” mining claims created and maintained in accordance with the General Mining Law. Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the General Mining Law. Also, unpatented mining claims are always subject to possible challenges by third parties or validity contests by the federal government. The validity of an unpatented mining or mill site claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of U.S. federal and state statutory and decisional law. In addition, there are few public records that definitively determine the issues of validity and ownership of unpatented mining claims. Should the federal government impose a royalty or additional tax burdens on the properties that lie within public lands, the resulting mining operations and our cash flow could be seriously impacted, depending upon the type and amount of the burden.

Our properties and operations may be subject to litigation or other claims. From time to time our properties or operations may be subject to disputes which may result in litigation or other legal claims. We may be required to assert or defend against these claims which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on our business and results of operations.

Risks Related to Our Securities

We believe that we may be a “passive foreign investment company” for the current taxable year which would likely result in materially adverse United States federal income tax consequences for United States investors. We generally will be designated as a “passive foreign investment company” under the meaning of Section 1297 of the United States Internal Revenue Code of 1986 (the “Code”), as amended (which we refer to as a “PFIC”) if, for a tax year, (a) 75% or more of our gross income for such year is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income) or (b) if at least 50% or more of the value of our assets produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets. “United States Persons” (within the meaning of Section 7701(c)(30) of the Code) should be aware that we believe we were classified as a PFIC during our tax year ended December 31, 2013, and based on current business plans and financial expectations, believe that we may be a PFIC for the current and possibly future taxable years. If we are a PFIC for any taxable year during which a United States person holds our securities, it would likely result in materially adverse United States federal income tax consequences for such United States person. The potential consequences include, but are not limited to, re-characterization of gain from the sale of our securities as ordinary income and the imposition of an interest charge on such gain and on certain distributions received on our Common Shares. Certain elections may be available under U.S. tax rules to mitigate some of the adverse consequences of holding shares in a PFIC. United States Persons who are considering acquiring our Common Shares should consult with their own tax advisor concerning the consequences of investing in a PFIC and the elections that may be available to them.

Our share price may be volatile and as a result you could lose all or part of your investment. In addition to volatility associated with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our Common Share:

●	changes in the worldwide price for gold;

●	disappointing results from our exploration efforts;

●	decline in demand for our common stock;

●	downward revisions in securities analysts' estimates or changes in general market conditions;

●	technological innovations by competitors or in competing technologies;

●	investor perception of our industry or our prospects; and

●	general economic trends.

In the last 12 months, the price of our stock on the TSX has ranged from a low of Cdn$0.68 to a high of Cdn$1.60, and on the NYSE MKT has ranged from a low of $0.5705 to a high of $1.44. In addition, stock markets in general have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our Common Shares. As a result, you may be unable to resell your shares at a desired price.

Holders of the Series A Preferred Shares have substantial governance rights.  Series A Preferred Shareholders are entitled to receive notice of and to attend all meetings of shareholders of the Company and to vote at such meetings. Each Series A Preferred Share entitles the holder to one vote, subject to adjustment in accordance with our Articles. Except as otherwise required by law or our Articles, holders of the Series A Preferred Shares and holders of the Common Shares vote together as a single class. Holders of the Series A Preferred Shares have the right to nominate and elect, voting as a separate class, one (1) director to our Board (which we refer to as the “Preferred Holder Director”). If the size of our Board is increased beyond seven (7) members, increases will occur in increments of two (2) and the “Preferred Governance Majority” (as such term is defined in the Articles of the Company) will have the right to designate one (1) director nominee for election or appointment as director. The Preferred Governance Majority has the right to fill any vacancy of the preferred shareholder director position.

In addition, holders of the Series A Preferred Shares have consent rights over a variety of significant corporate and financing matters, including, but not limited to, the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our Company, the issuance of any Common Shares or securities directly or indirectly convertible into, or exchangeable for, Common Share at a price of less than $1.85 per share (subject to certain exceptions, as provided in our Articles) or any amendment to our Articles in a manner adverse to the holders of Series A Preferred Shares. The rights of the Series A Preferred Shareholders may hinder our ability to raise capital in the future.

The interests of the holders of the Series A Preferred Shares may not coincide with, or be in best interests of, the holders of the Common Shares. The governance rights associated with the Series A Preferred Shares could also have the effect of delaying, deterring or preventing corporate actions of the Company that might otherwise be beneficial to the holders of our Common Shares.

Holders of Series A Preferred Shares have preferred rights upon the occurrence of a “Liquidation Event” and in respect of dividend payments.  Our Articles provide that no “Liquidation Event” (as such term is defined in our Articles) can occur until the Series A Preferred Shareholders are paid for each Series A Preferred Share held, in preference to the holders of the Common Shares and any shares of any other class of shares ranking junior to the Series A Preferred Shares, an amount in cash equal to 125% of the amount equal to the initial purchase price of such Series A Preferred Shares, being $1.85, together with all dividends accrued on such Series A Preferred Share (together such amount is referred to herein as a “Preferred Amount”), whether such dividends are declared or not but excluding any dividends previously declared and paid.  A “Liquidation Event” includes (a) a voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Company; (b) any merger, amalgamation, reorganization, arrangement acquisition or other similar transaction pursuant to which the holders of voting securities of the Company immediately prior to the transaction hold, immediately after such transaction and on a diluted basis, directly or indirectly, less than 50% of the voting power to elect directors of the Company; (c) a sale, lease, conveyance or other disposition of all or substantially all of the property or business of the Company or the sale of substantially all of the properties, title or rights related to the Pan Property or our Gold Rock property; or (d) our Common Shares are no longer listed or traded on any “eligible market”, as such term is defined in our Articles.

Holders of the Series A Preferred Shares are also entitled to receive, for each Series A Preferred Share held an annual cumulative dividend equal to 8% of the initial price of $1.85, subject to adjustment in accordance with our Articles (which we refer to as, a “Preferred Dividend”).  Such dividends are compounded monthly and are payable (a) in Common Shares at a price equal to the closing price of the Common Shares on the NYSE MKT on the trading day immediately before the dividend is paid, or (b) in cash, at the election of the Company.

Further, no dividend or other distribution may be paid, declared or set apart for payment in respect of the Common Shares or shares of any other class unless the Series A Preferred Shareholders have been paid in full all accrued but unpaid dividends to which they are entitled and no dividend or other distribution greater than the Preferred Dividend may be paid, declared or set apart for payment in respect of the Common Shares or shares of any other class.

The existence of these preferred rights could have an adverse effect on the value of our Common Shares. As of the date of this Prospectus, we have issued a total of 9,139,796 Common Shares as our quarterly dividend payment to the holders of the Series A Preferred Shares.

Series A Preferred Shares contain certain redemption rights.

Either we or the holders of our Series A Preferred Shares may elect to redeem the Series A Preferred Shares on or after December 13, 2017 at a redemption price per share equal to the Preferred Amount. In the event that we are unable to redeem the Series A Preferred Shares within thirty (30) days after we receive notice for redemption by a holder of the Series A Preferred Shares and we have not completed a “Liquidation Event” (excluding a voluntary or involuntary liquidation, dissolution or winding-up of our affairs) prior to the December 13, 2017, then we are required to distribute all of the legal available funds to the holders of the Series A Preferred Shares and (a) repay any amounts otherwise due in equal quarterly payments for the period of two (2) years from the date on which redemption is demanded and (b) engage, at our expense, an investment banker to assist in facilitating any transaction or capital raise and such transaction must be completed within 180 days of the date on which redemption is demanded.

In addition, subject to shareholder approval of the Special Resolution (as defined below),  if we are unable to redeem any Series A Preferred Shares two (2) years after a demand for redemption and provided that the holders of the Series A Preferred Shares as of the date of this Prospectus continue to hold 7,567,568 Series A Preferred Shares, then, subject to a special separate resolution (which we refer to as the “Special Resolution”) of the holders of our Common Shares, the “Preferred Super Majority”, as such term is defined in our Articles, may (i) provided it is permitted by our Articles, as amended, voting as a single class, vote to elect such number of additional directors which shall constitute a majority of our Board, and (ii) in the event that our Articles do not permit a single class of our shareholders to elect a majority of our Board, the Preferred Super Majority may sell, as may be permitted by applicable law, on our behalf, our assets, in the Preferred Super Majority’s discretion, that are sufficient to redeem any remaining Series A Preferred Shares.

Pursuant to our obligations under a side letter (which we refer to as the “Side Letter”) by and between the Company and the Series A Preferred Shareholders, we agreed to present a proposal to our shareholders to approve the Special Resolution at our 2013 Annual General and Special Meeting of Shareholders and at each annual or special meeting of shareholders of the Company until the Special Resolution is adopted. Our shareholders did not approve the Special Resolution at our 2013 Annual General and Special Meeting of Shareholders or at our 2014 Annual General and Special Meeting of Shareholders. In accordance with the Side Letter, we will continue to seek shareholder approval for the Special Resolution at each annual and special meeting until the shareholders approve the Special Resolution.

Any failure by us to redeem the Series A Preferred Shares in accordance with the terms of our Articles will have a material adverse effect on the holders of our Common Shares, the market price of our Common Shares and our business.

We have never paid dividends on our Common Shares. We have not paid dividends on our Common Shares to date, and we may not be in a position to pay any such dividends for the foreseeable future. Our Series A Preferred Shares have a preferential dividend and we may not pay a dividend on our Common Shares unless (a) the holders of the Series A Preferred Shares have been paid in full all accrued but unpaid dividends and (b) such dividend on our Common Shares is equal to or less than the Preferred Dividend. Even if the holders of the Series A Preferred Shares have been paid in full all accrued but unpaid dividends, our ability to pay dividends with respect to our Common Shares will depend on our ability to successfully develop one or more properties and generate earnings from operations. Further, our initial earnings, if any, will likely be retained to finance our operations. Any future dividends on our Common Shares will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board.

We are subject to the continued listing criteria of the NYSE MKT and the TSX and our failure to satisfy these criteria may result in delisting of our Common Shares. Our Common Shares are currently listed on the NYSE MKT and the TSX. In order to maintain the listing, we must maintain certain share prices, financial, and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to objective standards, the NYSE MKT and the TSX may delist the securities of any issuer if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE MKT or TSX inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the listing requirements of the NYSE MKT or TSX; if an issuer’s Common Shares sell at what the NYSE MKT or the TSX considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by the NYSE MKT or TSX; or if any other event occurs or any condition exists which makes continued listing on the NYSE MKT or TSX, in their opinion, inadvisable.

If the NYSE MKT or the TSX delists our Common Shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

If we issue additional equity in equity financings or through issuance of Common Shares upon exercise of options or warrants or conversion of convertible securities, the trading price of our securities may be negatively impacted and our current shareholders may suffer dilution. Any future sale of equity capital in financing transactions or through the exercise of warrants or options or conversion of convertible securities will result in dilution to existing shareholders, and even the perception that such issuance of equity capital may occur could have a negative impact on the trading price of our securities. We may pursue other alternatives for the financing of further exploration and development through offering an interest in our properties to be earned by another party or parties carrying out further exploration thereof.

We may be required to adjust the Conversion Ratio on the Series A Preferred Shares, which could result in deemed dividends on the Common Shares.  As of the date of this Prospectus, each Series A Preferred Share is convertible into one Common Share.  However, we may be required to adjust this exchange ratio in accordance with our Articles.  Under certain circumstances, an adjustment that reduces the number of Common Shares received in upon conversion of the Series A Preferred Shares which could result in a deemed dividend on the Common Shares without the receipt of any cash.

We may, in the future, choose to pay dividends in cash or Common Shares, in which case recipients of such dividends would be subject to certain United States and Canadian tax rules and regulations regarding such dividends. We distribute taxable dividends on the Series A Preferred Shares in cash or Common Shares, at our election. Holders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for United States federal income tax purposes. As a result, our shareholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. In addition, any dividends paid or credited (or deemed to be paid or credited) on our Common Shares owned by United States’ holders will be subject to Canadian withholding tax at the rate of 25%, generally reduced to 15% by virtue of the Canada – United States Income Tax Convention (which we refer to as the “Convention”). If the United States holder is a company that beneficially owns at least 10% of our voting stock, the Canadian withholding tax is reduced to 5% by virtue of the Convention.

Risks Related to the Debt Facilities

There is no assurance that we will be able to draw down any amounts under the Debt Facilities. Our ability to borrow funds under the Debt Facilities is subject to conditions precedent.  To the extent that we are not able to satisfy the conditions precedent and any other ongoing requirements, we may not be able to draw down any amounts or the full amount under the Debt Facilities.

Our development operations at our Pan Project require substantial capital expenditures. The amounts we may be able to draw down under the Debt Facilities, if any, may be insufficient to fund all of the planned development operations at our Pan Project. Our development operations at our Pan Project require substantial capital expenditures. We make and expect to continue to make substantial capital expenditures in our business for the exploration and, if warranted, development of our other projects. To the extent we meet all of the conditions precedent to draw down the full amount under the Debt Facilities, the amounts available to us under the Debt Facilities may by insufficient to fund all of the planned development operations at our Pan Project.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  Any information we reference in this manner is considered part of this Prospectus.  Information we file with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus.  Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from our Secretary at 8310 South Valley Highway, Suite 280, Englewood, Colorado, 80112 (telephone: (720) 979-0900).

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates until the termination of  the offering under this Prospectus.

a.
our annual report on Form 10-K, for the year ended December 31, 2013, which report contains our audited consolidated financial statements and the notes thereto as at December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, together with the auditors’ report thereon and the auditors’ attestation report on internal control over financial reporting, and the related management’s discussion and analysis of financial conditions and results of operations for the year ended December 31, 2013, as filed with the SEC on March 12, 2014;

b.
our proxy statement on Schedule 14A, dated April 16, 2014, as amended on May 14, 2014, in connection with our June 18, 2014 annual general and special meeting of shareholders, including the information specifically incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on May 14, 2014;

c.
our quarterly report on Form 10-Q, for the quarter ended March 31, 2014, which report contains our unaudited consolidated financial statements as at March 31, 2014 and for each of the three-month periods ended March 31, 2014 and 2013 and the cumulative period from inception (May 14, 1996) to March 31, 2014, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three months ended March 31, 2014, as filed with the SEC on May 7, 2014;

d.
our quarterly report on Form 10-Q, for the quarter ended June 30, 2014, which report contains our unaudited consolidated financial statements as at June 30, 2014 and for each of the three and six month periods ended June 30, 2014 and 2013, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three and six months ended June 30, 2014, as filed with the SEC on August 6, 2014;

e.
our quarterly report on Form 10-Q, for the quarter ended September 30, 2014, which report contains our unaudited consolidated financial statements as at September 30, 2014 and for each of the three and nine month periods ended September 30, 2014 and 2013, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three and nine months ended September 30, 2014, as filed with the SEC on November 5, 2014;

f.
our Current Reports on Form 8-K filed with the SEC on December 13, 2012, April 22, 2014, May 16, 2014, May 21, 2014, May 27, 2014, May 29, 2014, May 30, 2014, June 6, 2014, June 17, 2014, June 19, 2014, July 24, 2014, August 7, 2014, August 19, 2014, August 21, 2014, October 8, 2014, October 15, 2014, November 7, 2014, December 3, 2014 and December 12, 2014; and

g.	the description of our common stock contained in our registration statement on Form 8-A filed on December 21, 2007, including any amendment or report filed for purposes of updating such description.

We also hereby specifically incorporate by reference all filings by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the initial registration statement on Form S-3 to which this Prospectus relates and prior to effectiveness of such registration statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the exhibits attached hereto contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding:

●	the establishment and estimates of mineral reserves and resources;
●	the grade of mineral reserves and resources;
●	anticipated expenditures and costs in our operations;
●	planned exploration and development activities and the anticipated outcome of such activities;
●	plans and anticipated timing for obtaining permits and licenses for our properties;
●	anticipated closure costs;
●	expected future financing and its anticipated outcome;
●	anticipated liquidity to meet expected operating costs and capital requirements;
●	estimates of environmental liabilities;
●	our ability to obtain financing to fund our estimated expenditure and capital requirements;
●	factors expected to impact our results of operations; and
●	the expected impact of the adoption of new accounting standards.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

●	risks related to our lack of operating history, which leaves investors with no basis to evaluate our ability to operate profitably;

●
risks related to our history of losses and our requirement for additional financing to fund exploration and, if warranted, development of our exploration stage properties and the development of our Pan Project;

●	risks related to the impact of increased costs on our financial condition;

●	risks related to the high degree of risk and the possibility of uninsured losses due to the nature of mineral exploration, development and production activities;

●	uncertainty and risks related to mining being inherently dangerous and subject to events and conditions beyond our control;

●	risks related to our lack of historical production from our mineral properties;

●	uncertainty and risks related to delays in construction on our Pan Project;

●
uncertainty and risks related to our mineral resource estimates being based on assumptions and interpretations and our properties yielding less mineral production under actual conditions than currently estimated;

●
uncertainty and risks related to any material changes in mineral resource estimates and grades of mineralization that will affect the economic viability of placing a property into production and a property’s return on capital;

●	risks related to differences in U.S. and Canadian practices for reporting reserves and resources;

●	uncertainty and risks related to our exploration activities on our properties not being commercially successful;

●	uncertainty and risks related to encountering archaeological issues and claims in relation to our properties;

●	risks related to our Tonopah property being in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or, if warranted, development activities;

●	uncertainty and risks related to fluctuations in gold, silver and other metal prices;

●	risks related to our lack of insurance for certain high-risk activities;

●	uncertainty and risks related to our ability to acquire necessary permits and licenses to place our properties into production, if and as warranted;

●	risks related to government regulations that could affect our operations and costs;

●	risks related to environmental regulations that may increase our costs of doing business or restrict our operations;

●	uncertainty and risks related to proposed legislation that may significantly affect the mining industry;

●	uncertainty and risks related to the proposed expansion of the Duckwater Shoshone Tribe’s Reservation could impact our Gold Rock site and permitting;

●	uncertainty and risks related to pending legislation governing issues involving climate change;

●	uncertainty and risks related to the timing of the review, approval and recommendation of our annual budgets and work plans by our Budget/Work Plan Committee to our board of directors;

●	uncertainty and risks related to evolving corporate governance standards and public disclosure regulations that increase compliance costs and the risk of non-compliance;

●	risks related to land reclamation requirements on our properties;

●	risks related to competition in the mining industry and the need for additional capital;

●	uncertainty and risks related to the effect of a shortage of equipment and supplies on our ability to operate our business;

●	risks related to our existing joint venture agreement with Barrick Gold Exploration Inc. and our possible entry into additional joint venture agreements and option agreements on our properties;

●	risks related to our directors and officers having conflicts of interest;

●	risks related to our ability to attract qualified management to meet our expected needs in future;

●	risks related to the enforcement of judgments or an investor’s ability to bring actions outside the United States against us and certain of our directors;

●	uncertainty and risks related to currency fluctuations;

●	uncertainty and risks related to title to our properties and our properties being subject to litigation or other claims;

●	uncertainty and risks related to the substantial corporate governance rights of the Series A Preferred Shareholders, as well as the redemption and conversion rights of such shareholders;

●	risks related to unsolicited acquisition proposals that may distract our management’s attention and resources from our business operations;

●	risks related to our securities;

●	risks related to our lack of dividend history in relation to our Common Shares

●	risks related to our status as a passive foreign investment company, which would likely result in materially adverse U.S. federal income tax consequences for U.S. investors;

●	risks related to the Debt Facilities;

●	risks related to share dilution, including as a result of future equity financings;

●	risks related to the listing criteria of the TSX and NYSE MKT; and

●	risks related to offerings, including the risk that an investor may lose all of his, her or its investment.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled “Risk Factors and Uncertainties” in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES

The mineral estimates in this Prospectus and the documents incorporated by reference herein, and in any Prospectus Supplement and the documents incorporated by reference therein, have been, or will be, prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (which we refer to as “NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (which we refer to as “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the SEC Industry Guide 7 under the Securities Act. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein, and in any Prospectus Supplement and the documents incorporated by reference therein, contains, or will contain, descriptions of our mineral deposits that may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

Financial and Other Information

Financial information is presented in accordance with generally accepted accounting principles in the United States.  The financial information of the Company contained in the documents incorporated by reference are presented in Canadian Dollars (Cdn$), unless otherwise indicated therein.

Exchange Rate Information

The table below sets forth the average rate of exchange for the Canadian Dollar at the end of the five most recent calendar years ended December 31. The table also sets forth the high and low rate of exchange for the Canadian Dollar at the end of the six most recent months. For purposes of this table, the rate of exchange means the noon exchange rate as reported by the Bank of Canada on its web site at www.bankofcanada.ca. The table sets forth the number of Canadian Dollars required under that formula to buy one United States Dollar. The average rate means the average of the noon exchange rates on each day of each month during the period as reported by the Bank of Canada.

	2014	2013	2012	2011	2010
Average for Period	1.1045	1.0299	0.9996	0.9891	1.0299

The noon rate of exchange on January 26, 2015  as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was $1.00 = Cdn$1.2411.

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used by us for acquisitions, the exploration and development, as warranted, of existing or acquired mineral properties, working capital requirements or for other general corporate purposes.  More detailed information regarding the use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement.  We may, from time to time, issue Common Shares or other securities otherwise than through the offering of Securities pursuant to this Prospectus.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of Common Shares, without par value, of which 174,919,068 are issued and outstanding as at the date of this Prospectus.  As of the date of this Prospectus, there are (a) options outstanding to purchase up to (i) 6,095,000 Common Shares at exercise prices ranging from Cdn$0.58 to Cdn$2.10 and (ii) 4,216,128 Common Shares at exercise prices ranging from $0.73 to $1.03 and (b) nil warrants outstanding to purchase Common Shares.  Holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders.  Subject to the rights of the Series A Preferred Shareholders, holder of Common Shares are also entitled to receive dividends as and when declared by our Board of Directors and to receive a pro rata share of the assets of the Company available for distribution to the holders of Common Shares in the event of the liquidation, dissolution or winding-up of the Company.  There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

See “Risk Factors and Uncertainties – Risk Related to Our Securities”.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable Prospectus Supplements and free writing prospectuses, summarizes the material terms and provisions of the Warrants that we may offer under this Prospectus, which will consist of Warrants to purchase Common Shares and may be issued in one or more series.  Warrants may be offered independently or together with Common Shares, Rights or both, and may be attached to or separate from those Securities.  While the terms we have summarized below will apply generally to any Warrants that we may offer under this Prospectus, we will describe the particular terms of any series of Warrants that we may offer in more detail in the applicable Prospectus Supplement and any applicable free writing prospectus.  The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Warrants may be issued under and governed by the terms of one or more warrant indentures (each of which we refer to as a “Warrant Indenture”) between us and a warrant trustee (which we refer to as the “Warrant Trustee”) that we will name in the relevant Prospectus Supplement, if applicable.  Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.

This summary of some of the provisions of the Warrants is not complete.  The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Warrant Indenture, if any, and the Warrant certificate.  Prospective investors should refer to the Warrant Indenture, if any, and the Warrant certificate relating to the specific Warrants being offered for the complete terms of the Warrants.  If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, any Warrant Indenture describing the terms and conditions of Warrants we are offering before the issuance of such Warrants.

The applicable Prospectus Supplement relating to any Warrants offered by us will describe the particular terms of those Warrants and include specific terms relating to the offering.  This description will include, where applicable:

●	the designation and aggregate number of Warrants;
●	the price at which the Warrants will be offered;
●	the currency or currencies in which the Warrants will be offered;
●	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;
●
the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

●	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;
●	the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;
●	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;
●	whether we will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;
●	whether the Warrants will be listed on any exchange;
●	material United States and Canadian federal income tax consequences of acquiring, owning, exercising and disposing of the Warrants; and
●	any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the Common Shares that we specify in the applicable Prospectus Supplement at the exercise price that we describe therein.  Unless we otherwise specify in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that we set forth in the applicable Prospectus Supplement.  After the close of business on the expiration date, unexercised Warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee, if any, or to us, as applicable, in immediately available funds, as provided in the applicable Prospectus Supplement.  We will set forth on the Warrant certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee, if any, or to us, as applicable.

Upon receipt of the required payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee, if any, to us at our principal officers, as applicable, or any other office indicated in the applicable Prospectus Supplement, we will issue and deliver the Common Shares purchasable upon such exercise.  If fewer than all of the Warrants represented by the Warrant certificate are exercised, then we will issue a new Warrant certificate for the remaining amount of Warrants.  If we so indicate in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

The Warrant Indenture, if any, and the Warrant certificate will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares to which the holder of a Common Share would have been entitled immediately after such event.  Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Warrants.

Global Securities

We may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement.  The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture, if any, will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture, if any.

We may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

See “Risk Factors and Uncertainties – Risk Related to Our Securities”.

DESCRIPTION OF RIGHTS

The following description, together with the additional information we may include in any applicable Prospectus Supplements and free writing prospectuses, summarizes the material terms and provisions of the Rights that we may offer under this Prospectus.  Rights may be offered independently or together with Common Shares, Warrants or both, and may be attached to or separate from those Securities.  While the terms we have summarized below will apply generally to any Rights that we may offer under this Prospectus, we will describe the particular terms of any series of Rights in more detail in the applicable Prospectus Supplement.  The terms of any Rights offered under a Prospectus Supplement may differ from the terms described below.

General

Rights may be issued independently or together with any other security and may or may not be transferable. As part of any rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue Rights, each series of Rights will be issued under a separate rights agreement to be entered into between us and a bank,  trust company or transfer agent, as rights agent, that will be named in the applicable Prospectus Supplement. Further terms of the Rights will be stated in the applicable Prospectus Supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of Rights certificates or beneficial owners of Rights. The rights agreements and rights certificates will be filed with the SEC as an exhibit to the registration statement of which this Prospectus is a part or as an exhibit to a filing incorporated by reference in the registration statement.

The Prospectus Supplement relating to any Rights we offer will describe the specific terms of the offering and the Rights, including the record date for shareholders entitled to the Rights distribution, the number of Rights issued and the number of Common Shares or other securities that may be purchased upon exercise of the Rights, the exercise price of the Rights, the date on which the Rights will become effective and the date on which the Rights will expire, and any applicable U.S. federal income tax considerations.

In general, a Right entitles the holder to purchase for cash a specific number Common Shares or other securities at a specified exercise price. The Rights are normally issued to shareholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we decide to issue Rights, we will accompany this prospectus with a Prospectus Supplement that will describe, among other things:

●	the record date for shareholders entitled to receive the Rights;

●	the number of Common Shares or other securities that may be purchased upon exercise of each Right;

●	the exercise price of the Rights;

●	the terms for changes to or adjustments in the exercise price, if any;

●	whether the Rights are transferable;

●	the period during which the Rights may be exercised and when they will expire;

●	the steps required to exercise the Rights;

●	whether the Rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

●	whether we intend to sell Common Shares or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement;

●	our ability to withdraw or terminate the rights offering;

●	material United States and Canadian federal income tax consequences of acquiring, owning, exercising and disposing of Rights; and

●	other material terms, including terms relating to transferability, exchange, exercise or amendment of the Rights.

If fewer than all of the Rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable Prospectus Supplement. After the close of business on the expiration date, all unexercised Rights will become void.

Prior to the exercise of a holder’s Rights, the holder will not have any of the rights of holders of the securities issuable upon the exercise of the Rights and will not be entitled to, among other things, vote or receive dividend payments or other distributions on the securities purchasable upon exercise.

See “Risk Factors and Uncertainties – Risk Related to Our Securities”.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that we may offer under this Prospectus.  While the terms we have summarized below will apply generally to any Units that we may offer under this Prospectus, we will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement.  The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement (which we refer to herein as the “Unit Agreement”), if any, between us and a unit agent (which we refer to herein as the “Unit Agent”) that describes the terms and conditions of the series of Units we are offering, and any supplemental agreements, before the issuance of the related series of Units.  The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement, if any, and any supplemental agreements applicable to a particular series of Units.  We urge you to read the applicable Prospectus Supplements related to the particular series of Units that we sell under this Prospectus, as well as the complete Unit Agreement, if any, and any supplemental agreements that contain the terms of the Units.

General

We may issue Units comprising one or more Common Shares, Warrants or Rights, in any combination.  Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit.  Thus, the holder of a Unit will have the rights and obligations of a holder of each included security.  The Unit Agreement under which a Unit may be issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

●	the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;
●	provisions of the governing Unit Agreement;
●	material United States and Canadian federal income tax consequences of acquiring, owning, exercising, and disposing of the Units; and
●	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

The provisions described in this section, as well as those described under “Description of Common Shares”, “Description of Warrants” and “Description of Rights” will apply to each Unit and to any Common Share, Warrant and Right included in each Unit, respectively.

Issuance in Series

We may issue Units in such amounts and in numerous distinct series as we determine.

See “Risk Factors and Uncertainties – Risk Related to Our Securities”.

PLAN OF DISTRIBUTION

General

We may offer and sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices.  We may only offer and sell the Securities pursuant to a Prospectus Supplement during the period that this Prospectus, including any amendments hereto, remains effective.  The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security(ies) being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to us from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers.  Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased.  We may offer the Securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  We may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities.  Any such fee or commission will be paid out of our general corporate funds.  We may use underwriters with whom we have a material relationship.  We will describe in the Prospectus Supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If dealers are used, and if so specified in the applicable Prospectus Supplement, we will sell such Securities to the dealers as principals.  The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale.  Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.  We will set forth the names of the dealers and the terms of the transaction in the applicable Prospectus Supplement.

By Agents

The Securities may also be sold through agents designated by us.  Any agent involved will be named, and any fees or commissions payable by us to such agent will be set forth, in the applicable Prospectus Supplement.  Any such fees or commissions will be paid out of our general corporate funds.  Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser.  In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the Securities offered by this Prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under Canadian provincial and territorial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.  Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market.  Such transactions may be commenced, interrupted or discontinued at any time.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our Common Shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia, Canada.

LEGAL MATTERS

The law firm of Miller Thomson LLP has acted as our counsel by providing an opinion on the validity of the securities offered in this Prospectus and counsel named in the applicable Prospectus Supplement will pass upon legal matters for any underwriters, dealers or agents.  Certain legal matters related to the Securities offered by this Prospectus will be passed upon on our behalf by Miller Thomson LLP, with respect to matters of Canadian law, and Dorsey & Whitney LLP, with respect to matters of United States law.

EXPERTS

Information relating to our mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by Gustavson Associates, LLC, William J. Crowl, Donald E. Hulse, Terre A. Lane, Donald J. Baker, Jennifer J. Brown, Deepak Malhotra, Thom Seal, Resource Development Inc., JJ Brown P.G. LLC Snowden Mining Industry Consultants, Lowham Walsh LLC, Global Resource Engineering Ltd., Differential Engineering Inc., Eric Chapman and Zachary Black.  This information has been included in reliance on such companies and persons’ expertise.

None of Gustavson Associates, LLC, William J. Crowl, Donald E. Hulse, Terre A. Lane, Donald J. Baker, Jennifer J. Brown, Deepak Malhotra, Thom Seal, Resource Development Inc., Snowden Mining Industry Consultants, Lowham Walsh LLC, Global Resource Engineering Ltd., JJ Brown P.G. LLC, Differential Engineering Inc., Eric Chapman and Zachary Black, each being companies and persons who have prepared or certified the preparation of reports, statements or opinions in this Prospectus and the documents incorporated by reference herein relating to our mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in our property or of any of our associates or affiliates. As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding Common Shares.

Our consolidated financial statements as at December 31, 2013 and 2012, and for each of the years in the three- year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement.  Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.  You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.   You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

PROSPECTUS

MIDWAY GOLD CORP.

$50,000,000 Common Shares Warrants Rights Units

January 28, 2015